Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-210148

Pricing Term Sheet

$750,000,000 3.800% Notes due 2021

$750,000,000 4.800% Notes due 2026

Issuer:	Total System Services, Inc.

Security Type:	Senior Unsecured Notes

Format:	SEC Registered

Title:	3.800% Notes due 2021 (the “2021 Notes”)
4.800% Notes due 2026 (the “2026 Notes”)

Principal Amount:	2021 Notes: $750,000,000
2026 Notes: $750,000,000

Maturity:	2021 Notes: April 1, 2021
2026 Notes: April 1, 2026

Coupon:	2021 Notes: 3.800%
2026 Notes: 4.800%

Price to Public:	2021 Notes: 99.776%
2026 Notes: 99.730%

Yield to Maturity:	2021 Notes: 3.849%
2026 Notes: 4.834%

Re-Offer Spread to Benchmark Treasury:	2021 Notes: +237.5 bps
2026 Notes: +287.5 bps

Benchmark Treasury:	2021 Notes: UST 1.125% due February 28, 2021
2026 Notes: UST 1.625% due February 15, 2026

Benchmark Treasury Price/Yield:	2021 Notes: 98-10 3⁄4 / 1.474%
2026 Notes: 97-00 / 1.959%

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Pricing Date:	March 14, 2016

Settlement Date:	March 17, 2016 (T+3)

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016

Optional Redemption:	2021 Notes: T+37.5 bps
2026 Notes: T+45 bps

Par Call:	2021 Notes: At any time on or after March 1, 2021 at par plus accrued and unpaid interest to the redemption date
2026 Notes: At any time on or after January 1, 2026 at par plus accrued and unpaid interest to the redemption date

Special Mandatory Redemption:	In the event that we do not consummate the Acquisition on or before July 24, 2016 or the Purchase Agreement is terminated at any time on or before such date, we will redeem all of each series of Notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the special mandatory redemption date

CUSIP/ISIN:	2021 Notes: 891906AD1 / US891906AD10
2026 Notes: 891906AC3 / US891906AC37

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
Capital One Securities, Inc.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Regions Securities LLC
Synovus Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Total System Services, Inc. on March 14, 2016 relating to the prospectus dated March 14, 2016.